Exhibit 23.4

Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

Consent of Independent Registered Public Accounting Firm

DIH Holding US, Inc.

Norwell, MA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 2, 2023, relating to the combined financial statements of DIH Holding US, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, November 7, 2023

BDO AG

Christoph Tschumi	Philipp Kegele

BDO AG, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.